EXHIBIT 4.1.3
AMENDMENT NUMBER THREE TO THE
COUNTRYWIDE FINANCIAL CORPORATION
401(k) SAVINGS AND INVESTMENT PLAN
     THIS AMENDMENT is made on this 3rd day of December, 2003, by Countrywide Financial Corporation, a corporation duly organized and existing under the laws of the State of Delaware (the “Company”).
W I T N E S S E T H:
     WHEREAS, the Company maintains the Countrywide Financial Corporation 401(k) Savings and Investment Plan (the “Plan”), which was last amended on May 22, 2002; and
     WHEREAS, the Company now wishes to amend the Plan primarily to modify its eligibility provisions and to comply with applicable law.
     WHEREAS, this amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Amendment Number Three.
     WHEREAS, unless otherwise provided herein, this Amendment Number Three shall be effective January 1, 2003:
     NOW, THEREFORE, the Company does hereby amend the Plan as follows:
     1. By deleting Section 1.11 and substituting therefor the following:
“1.11 ‘Company’ means Countrywide Financial Corporation, f/k/a Countrywide Credit Industries, Inc., or any successor by merger, consolidation or sale of assets.”
     2. Effective for claims for benefits filed after December 31, 2001, by adding the following new Section 1.14A:
“1.14A ‘Appeals Fiduciary’ means an individual or group of individuals appointed to review appeals of claims for benefits payable due to a Participant’s Total Disability made pursuant to Section 14.13.”
     3. Effective January 1, 2004, by deleting Section 1.15(e) and substituting therefor the following:
“(e)	any employee employed on a temporary basis, for other than an indefinite period of time, as determined by the Participating Employer. If such an employee has been participating in the Plan prior to January 1, 2004, his or her participation will cease with respect to Salary Deferral Contributions, Employer Matching Contributions, Employer Discretionary Contributions, and Rollover Contributions as of the date he or she ceases to be an Eligible Employee. After such date, he or she shall continue to be a Participant only with respect to the allocation of earnings, losses, and expenses made in accordance with Article 7 until the balance credited to his or her Account is distributed.”
     4. By deleting Section 1.27 and substituting therefor the following:
“1.27 ‘Plan’ means the Countrywide Financial Corporation 401(k) Savings and Investment Plan, a profit sharing plan as set forth herein and as may be amended from time to time.”
     5. Effective January 1, 2004, by deleting Section 2.03 and substituting therefor the following:
“2.03 ‘Eligibility Computation Period’ means the completion of an Employee’s first Hour of Service for the Company or an Affiliated Company coinciding with or immediately following the Employee’s Employment Commencement Date.”
     6. Effective January 1, 2004, by deleting Section 3.01(a)(i) and substituting therefor the following:
“(i)	Each Employee as of January 1, 2004 who was a Participant in the Plan immediately prior to January 1, 2004 shall continue to be a Participant as of January 1, 2004.”
     7. Effective January 1, 2004, by deleting Section 3.01(a)(ii) and substituting therefore the following:
“(ii)	Each Employee who was not eligible to participate immediately prior to January 1, 2004 shall become a Participant as soon as administratively possible following the date he or she meets the following requirements:
(A)	Attainment of age 21; and

(B)	Completion of the Eligibility Computation Period,
if he or she is then an Eligible Employee.”
     8. Effective January 1, 2004, by deleting Section 4.01(a) and substituting therefor the following:
“(a)	A Participant may elect to have Salary Deferral Contributions made on his or her behalf in an amount equal to a full percentage of his or her Compensation from one percent (1%) to forty percent (40%) or such other percentage as may be established by the Administrator. The Administrator may, at any time, establish a separate, lower maximum percentage applicable to Participants who are Highly Compensated Employees or any subcategory of that group of Participants. Such contributions shall be made by the Participating Employer as a reduction in the Compensation that would otherwise be payable to the Participant.”
     9. Effective for claims for benefits filed after December 31, 2001, by adding the following sentence to the end of Section 14.01:
“The Appeals Fiduciary appointed to review appeals of claims for benefits payable due to a Participant’s Total Disability is a ‘Named Fiduciary’ for purposes of Section 402(a)(2) of ERISA.”
     10. Effective for claims for benefits filed after December 31, 2001, by adding the following new Section 14.02(d):
“(d)	Appeals Fiduciary. The Administrator shall appoint an Appeals Fiduciary. The Appeals Fiduciary shall be required to review claims for benefits payable due to a Participant’s Total Disability that are initially denied by the Administrator and for which the claimant requests a full and fair review pursuant to Section 14.13. The Appeals Fiduciary may not be the individual who made the initial adverse determination with respect to any claim he reviews and may not be a subordinate of any individual who made the initial adverse determination. The Appeals Fiduciary may be removed in the same manner in which appointed or may resign at any time by written notice of resignation to the Administrator. Upon such removal or resignation, the Administrator shall appoint a successor.”
     11. Effective for claims for benefits filed after December 31, 2001, by deleting the existing Section 14.13 and substituting therefor the following:
     “14.13 Claims Procedure.
(a)	Notice of Denial. If a Participant or a Beneficiary is denied a claim for benefits under the Plan, the Administrator shall provide to the claimant written notice of the denial within ninety (90) days (forty-five (45) days with respect to a denial of any claim for benefits due to the Participant’s Total Disability) after the Administrator receives the claim, unless special circumstances require an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall the extension exceed a period of ninety (90) days (thirty (30) days with respect to a claim for benefits due to the Participant’s Total Disability) from the end of such initial period. With respect to a claim for benefits due to the Participant’s Total Disability, an additional extension of up to thirty (30) days beyond the initial 30-day extension period may be required for processing the claim. In such event, written notice of the extension shall be furnished to the claimant within the initial 30-day extension period. Any extension notice shall indicate the special circumstances requiring the extension of time, the date by which the Administrator expects to render the final decision, the standards on which entitlement to benefits are based, the unresolved issues that prevent a decision on the claim and the additional information needed to resolve those issues.

(b)	Contents of Notice of Denial. If a Participant or Beneficiary is denied a claim for benefits under the Plan, the Administrator shall provide to such claimant written notice of the denial which shall set forth:
(i)	the specific reasons for the denial;

(ii)	specific references to the pertinent provisions of the Plan on which the denial is based;

(iii)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

(iv)	an explanation of the Plan’s claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Sections 502(a) of ERISA following an adverse benefit determination on review;

(v)	in the case of a claim for benefits due to a Participant’s Total Disability, if an internal rule, guideline, protocol or other similar criterion is relied upon in making the adverse determination, either the specific rule, guideline, protocol or other similar criterion; or a statement that such rule, guideline, protocol or other similar criterion was relied upon in making the decision and that a copy of such rule, guideline, protocol or other similar criterion will be provided free of charge upon request; and

(vi)	in the case of a claim for benefits due to a Participant’s Total Disability, if a denial of the claim is based on a medical necessity or experimental treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the denial, an explanation applying the terms of the Plan to the claimant’s medical circumstances or a statement that such explanation will be provided free of charge upon request.
(c)	Right to Review. After receiving written notice of the denial of a claim or that a domestic relations order is a qualified domestic relations order, a claimant or his representative shall be entitled to:
(i)	request a full and fair review of the denial of the claim or determination that a domestic relations order is a qualified domestic relations order by written application to the Administrator (or Appeals Fiduciary in the case of a claim for benefits payable due to a Participant’s Total Disability);

(ii)	request, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim;

(iii)	submit written comments, documents, records, and other information relating to the denied claim to the Administrator or Appeals Fiduciary, as applicable; and

(iv)	a review that takes into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
(d)	Application for Review.
(i)	If a claimant wishes a review of the decision denying his claim to benefits under the Plan, other than a claim described in Subsection (2) of this Section 14.13 (d) or if a claimant wishes to appeal a decision that a domestic relations order is a qualified domestic relations order, he must submit the written application to the Administrator within sixty (60) days after receiving written notice of the denial or notice that the domestic relations order is a qualified domestic relations order.

(ii)	If the claimant wishes a review of the decision denying his claim to benefits under the Plan due to a Participant’s Total Disability, he must submit the written application to the Appeals Fiduciary within one hundred eighty (180) days after receiving written notice of the denial. With respect to any such claim, in deciding an appeal of any denial based in whole or in part on a medical judgment (including determinations with regard to whether a particular treatment, drug, or other item is experimental, investigational, or not medically necessary or appropriate), the Appeals Fiduciary shall
(A)	consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment; and

(B)	identify the medical and vocational experts whose advice was obtained on behalf of the Plan in connection with the denial without regard to whether the advice was relied upon in making the determination to deny the claim.
Notwithstanding the foregoing, the health care professional consulted pursuant to this Subsection (2) shall be an individual who was not consulted with respect to the initial denial of the claim that is the subject of the appeal or a subordinate of such individual.

(e)	Hearing. Upon receiving such written application for review, the Administrator or Appeals Fiduciary, as applicable, may schedule a hearing for purposes of reviewing the claimant’s claim, which hearing shall take place not more than thirty (30) days from the date on which the Administrator or Appeals Fiduciary received such written application for review.

(f)	Notice of Hearing. At least ten (10) days prior to the scheduled hearing, the claimant and his representative designated in writing by him, if any, shall receive written notice of the date, time, and place of such scheduled hearing. The claimant or his representative, if any, may request that the hearing be rescheduled, for his convenience, on another reasonable date or at another reasonable time or place.

(g)	Counsel. All claimants requesting a review of the decision denying their claim for benefits may employ counsel for purposes of the hearing.

(h)	Decision on Review. No later than sixty (60) days (forty-five (45) days with respect to a claim for benefits due to the Participant’s Total Disability) following the receipt of the written application for review, the Administrator or the Appeals Fiduciary, as applicable, shall submit its decision on the review in writing to the claimant involved and to his representative, if any, unless the Administrator or Appeals Fiduciary determines that special circumstances (such as the need to hold a hearing) require an extension of time, to a day no later than one hundred twenty (120) days (ninety (90) days with respect to a claim for benefits due to the Participant’s Total Disability) after the date of receipt of the written application for review. If the Administrator or Appeals Fiduciary determines that the extension of time is required, the Administrator or Appeals Fiduciary shall furnish to the claimant written notice of the extension before the expiration of the initial sixty (60) day (forty-five (45) days with respect to a claim for benefits due to the Participant’s Total Disability) period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Administrator or Appeals Fiduciary expects to render its decision on review. In the case of a decision adverse to the claimant, the Administrator or Appeals Fiduciary shall provide to the claimant written notice of the denial which shall include:
(i)	the specific reasons for the decision;

(ii)	specific references to the pertinent provisions of the Plan on which the decision is based;

(iii)	a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits;

(iv)	an explanation of the Plan’s claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring an action under Section 502(a) of ERISA following the denial of the claim upon review;

(v)	in the case of a claim for benefits due to the Participant’s Total Disability, if an internal rule, guideline, protocol or other similar criterion is relied upon in making the adverse determination, either the specific rule, guideline, protocol or other similar criterion; or a statement that such rule, guideline, protocol or other similar criterion was relied upon in making the decision and that a copy of such rule, guideline, protocol or other similar criterion will be provided free of charge upon request;

(vi)	in the case of a claim for benefits due to a Participant’s Total Disability, if a denial of the claim is based on a medical necessity or experimental treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the denial, an explanation applying the terms of the Plan to the claimant’s medical circumstances or a statement that such explanation will be provided free of charge upon request; and

(vii)	in the case of a claim for benefits due to a Participant’s Total Disability, a statement regarding the availability of other voluntary alternative dispute resolution options.”
12.	By adding the following Appendix E:
“APPENDIX E
MINIMUM DISTRIBUTION REQUIREMENTS
SECTION 1
GENERAL RULES
     (a) Effective Date and Precedence. The provisions of this Appendix E will apply for purposes of determining required minimum distributions for calendar years beginning with the 2003 calendar year. The requirements of this Appendix E will take precedence over any inconsistent provisions of the Plan.
     (b) Requirements of Treasury Regulations Incorporated. All distributions required under this Section will be determined and made in accordance with the Treasury Regulations under Code Section 401(a)(9).
     (c) TEFRA Section 242(b)(2) Elections. Notwithstanding the other provisions of this Appendix E, distributions may be made under a designation made before January 1, 1984, in accordance with Section 242(b)(2) of the Tax Equity and Fiscal Responsibility Act (TEFRA) and the provisions of the Plan that relate to Section 242(b)(2) of TEFRA.

SECTION 2
TIME AND MANNER OF DISTRIBUTION
     (a) Required Beginning Date. The Participant’s entire interest will be distributed, or begin to be distributed, to the Participant no later than the Participant’s Required Beginning Date.
     (b) Death of Participant Before Distributions Begin. If the Participant dies before distributions begin, the Participant’s entire interest will be distributed, or begin to be distributed, no later than as follows:
     (1) If the Participant’s surviving spouse is the Participant’s sole Designated Beneficiary, then, distributions to the surviving spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained age 70 1/2, if later.
     (2) If the Participant’s surviving spouse is not the Participant’s sole Designated Beneficiary, then, distributions to the Designated Beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died.
     (3) If there is no Designated Beneficiary as of September 30 of the year following the year of the Participant’s death, the Participant’s entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.
     (4) If the Participant’s surviving spouse is the Participant’s sole Designated Beneficiary and the surviving spouse dies after the Participant but before distributions to the surviving spouse begin, this Section 2(b), other than Section 2(b)(1) of this Appendix E, will apply as if the surviving spouse were the Participant.
     For purposes of this Section 2(b) and Section 4 of this Appendix E, unless Section 2(b)(4) of this Appendix E applies, distributions are considered to begin on the Participant’s Required Beginning Date. If Section 2(b) of this Appendix E applies, distributions are considered to begin on the date distributions are required to begin to the surviving spouse under Section 2(b)(1) of this Appendix E. If distributions under an annuity purchased from an insurance company irrevocably commence to the Participant before the Participant’s Required Beginning Date (or to the Participant’s surviving spouse before the date distributions are required to begin to the surviving spouse under Section 2(b)(1)), the date distributions are considered to begin is the date distributions actually commence.

     (c) Forms of Distribution. Unless the Participant’s interest is distributed in the form of an annuity purchased from an insurance company or in a single sum on or before the Required Beginning Date, as of the first Distribution Calendar Year, distributions will be made in accordance with Sections 3 and 4 of this Appendix E. If the Participant’s interest is distributed in the form of an annuity purchased from an insurance company, distributions thereunder will be made in accordance with the requirements of Code Section 401(a)(9) and the regulations issued thereunder.
SECTION 3
REQUIRED MINIMUM DISTRIBUTIONS DURING PARTICIPANT’S LIFETIME
     (a) Amount of Required Minimum Distribution For Each Distribution Calendar Year. During the Participant’s lifetime, the minimum amount that will be distributed for each Distribution Calendar Year is the lesser of:
     (1) the quotient obtained by dividing the Participant’s Account Balance by the distribution period in the Uniform Lifetime Table set forth in Section 1.401(a)(9)-9 of the Treasury Regulations, using the Participant’s age as of the Participant’s birthday in the Distribution Calendar Year; or
     (2) if the Participant’s sole Designated Beneficiary for the Distribution Calendar Year is the Participant’s spouse, the quotient obtained by dividing the Participant’s Account Balance by the number in the Joint and Last Survivor Table set forth in Section 1.401(a)(9)-9 of the Treasury Regulations, using the Participant’s and spouse’s attained ages as of the Participant’s and spouse’s birthdays in the Distribution Calendar Year.
     (b) Lifetime Required Minimum Distributions Continue Through Year of Participant’s Death. Required minimum distributions will be determined under this Section 3 beginning with the first Distribution Calendar Year and up to and including the Distribution Calendar Year that includes the Participant’s date of death.
SECTION 4
REQUIRED MINIMUM DISTRIBUTIONS AFTER PARTICIPANT’S DEATH
     (a) Death On or After Date Distributions Begin.
     (1) Participant Survived by Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is a Designated Beneficiary, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the longer of the remaining Life Expectancy of the Participant or the remaining Life Expectancy of the Participant’s Designated Beneficiary, determined as follows:

     (i) The Participant’s remaining Life Expectancy is calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.
     (ii) If the Participant’s surviving spouse is the Participant’s sole Designated Beneficiary, the remaining Life Expectancy of the surviving spouse is calculated for each Distribution Calendar Year after the year of the Participant’s death using the surviving spouse’s age as of the spouse’s birthday in that year. For Distribution Calendar Years after the year of the surviving spouse’s death, the remaining Life Expectancy of the surviving spouse is calculated using the age of the surviving spouse as of the spouse’s birthday in the calendar year of the spouse’s death, reduced by one for each subsequent calendar year.
     (iii) If the Participant’s surviving spouse is not the Participant’s sole Designated Beneficiary, the Designated Beneficiary’s remaining Life Expectancy is calculated using the age of the Designated Beneficiary in the year following the year of the Participant’s death, reduced by one for each subsequent year.
     (2) No Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is no Designated Beneficiary as of September 30 of the year after the year of the Participant’s death, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the Participant’s remaining Life Expectancy calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.
     (b) Death Before Date Distributions Begin.
     (1) Participant Survived by Designated Beneficiary. If the Participant dies before the date distributions begin and there is a Designated Beneficiary, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the remaining Life Expectancy of the Participant’s Designated Beneficiary, determined as provided in Section 4(a).
     (2) No Designated Beneficiary. If the Participant dies before the date distributions begin and there is no Designated Beneficiary as of September 30 of the year following the year of the Participant’s death, distribution of the Participant’s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.
     (3) Death of Surviving Spouse Before Distributions to Surviving Spouse Are Required to Begin. If the Participant dies before the date distributions begin, the Participant’s surviving spouse is the Participant’s sole Designated

Beneficiary, and the surviving spouse dies before distributions are required to begin to the surviving spouse under Section 2(b)(1) of this Appendix E, this Section (b) will apply as if the surviving spouse were the Participant.
SECTION 5
DEFINITIONS
     As used in this Appendix E, the following words and phrases shall have the meaning set forth below:
     (a) Designated Beneficiary. The individual who is designated as the Beneficiary under Section 13.04 of the Plan and is the designated Beneficiary under Section 401(a)(9) of the Internal Revenue Code and Section 1.401(a)(9)-1, Q&A-4, of the Treasury Regulations.
     (b) Distribution Calendar Year. A calendar year for which a minimum distribution is required. For distributions beginning before the Participant’s death, the first distribution calendar year is the calendar year immediately preceding the calendar year which contains the Participant’s Required Beginning Date. For distributions beginning after the Participant’s death, the first distribution calendar year is the calendar year in which distributions are required to begin under Section 2(b). The required minimum distribution for the Participant’s first distribution calendar year will be made on or before the Participant’s Required Beginning Date. The required minimum distribution for other distribution calendar years, including the required minimum distribution for the distribution calendar year in which the Participant’s Required Beginning Date occurs, will be made on or before December 31 of that distribution calendar year.
     (c) Life Expectancy. Life expectancy as computed by use of the Single Life Table in Section 1.401(a)(9)-9 of the Treasury Regulations.
     (d) Participant’s Account Balance. The Account balance as of the last Valuation Date in the calendar year immediately preceding the Distribution Calendar Year (“Valuation Calendar Year”) increased by the amount of any contributions made and allocated or forfeitures allocated to the Account balance as of dates in the Valuation Calendar Year after the Valuation Date and decreased by distributions made in the Valuation Calendar Year after the Valuation Date. The Account balance for the Valuation Calendar Year includes any amounts rolled over or transferred to the Plan either in the Valuation Calendar Year or in the Distribution Calendar Year if distributed or transferred in the Valuation Calendar Year.
     (e) Required Beginning Date. The date specified in Section 1.29 of the Plan.”
     Except as specifically amended hereby, the Plan shall remain in full force and effect prior to this Amendment Number Three.

     IN WITNESS WHEREOF, the Company has caused this Amendment Number Three to be executed on the day and year first above written.

COUNTRYWIDE FINANCIAL CORPORATION

By:	/s/ THOMAS H. BOONE Thomas H. Boone
Title:	Senior Managing Director, Chief
Administrative Officer
ATTEST:

/s/ GERARD A. HEALY
Title: Assistant Secretary

[CORPORATE SEAL]